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                                                                    Exhibit 12.6

        Coral Reserves Natural Gas Income Fund 1991 Limited Partnership
               Calculation of Ratio of Earnings to Fixed Charges

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
                                                                                            Three months ended
                                              Years ended December 31,                            March 31,
                                              ------------------------                            ---------
                               1995        1996         1997        1998        1999           1999       2000
Earnings
--------
Pre-tax Income                496,284     665,903      554,802     438,106     447,031        45,420      94,913
Add: Interest Expense          47,000      61,737       51,117      48,463      67,135        17,915      16,258
                              -------     -------      -------     -------     -------        ------     -------
                              543,284     727,640      605,919     486,569     514,166        63,335     111,171

Fixed Charges
-------------
Interest Expense               47,000      61,737       51,117      48,463      67,135        17,915      16,258
                              -------     -------      -------     -------     -------        ------     -------

Ratio of earnings to
   fixed charges               11.6:1      11.8:1       11.9:1      10.0:1       7.7:1         3.5:1       6.8:1
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